Exhibit 99.1

The Glimpse Group Appoints Accomplished Technology Growth Executive, Sam

Losar, as General Manager of Post Reality

Hire Expected to Propel Post Reality’s Enterprise-Focused Augmented Reality SaaS Revenue

Growth and Scaling

NEW YORK, NY / June 21, 2022 / The Glimpse Group, Inc. (NASDAQ:VRAR)(FSE:9DR), a diversified Virtual Reality (“VR”) and Augmented Reality (“AR”) platform company providing enterprise-focused VR and AR software and services solutions, announced today the appointment of seasoned technology executive Sam Losar as General Manager of its wholly-owned subsidiary company KreatAR, LLC (dba Post Reality). Liron Lerman, Post Reality’s current General Manager, will transition to serve as Post Reality’s Founder, Chief Product Officer and Chief Technology Officer.

Mr. Losar has more than 25 years of experience leading international and domestic businesses and driving growth in the technology sector, with a proven track-record for delivering results. Prior to joining Post Reality, for 8 years he served as CEO of YCD Multimedia, a global provider of integrated Digital Out-of-Home software solutions with operations in the U.S., Israel, EMEA and Asia. Previously, Mr. Losar established and built Synelec Visual Systems, a global leader in providing turn-key intelligent visualization solutions to the Command-and-Control and Broadcast markets, with high-profile implementations including the Nasdaq MarketSite video wall in Times Square, NYSE, CNBC, Pfizer, U.S. Government and Con Edison. During his career, Mr. Losar has negotiated and developed partnerships with companies such as NASDAQ, Microsoft, Cisco, AT&T, T-Mobile, other Fortune 500 companies and various Department of Defense entities. Mr. Losar holds an MBA from Pace University, New York, and a BSc in Industrial Engineering and Management from the Technion - Israel Institute of Technology.

Video link: https://player.vimeo.com/video/722326185

Mr. Losar commented, “I am thrilled to have the opportunity to lead Post Reality into its next exciting phase as we push forward with a go-to market strategy to scale our enterprise AR presentation software solutions. Under Liron Lerman’s leadership, Post Reality developed a cutting-edge portfolio of AR technology solutions, capabilities and a SaaS platform. Liron and I will work together to make Post Reality a leader in the enterprise AR presentation space.”

Mr. Lerman commented, “We are privileged to welcome an experienced technology business leader like Sam to the Post Reality team and l look forward to leveraging his experience in scaling our AR platform. In addition to our two issued AR patents, Post Reality has built a suite of enterprise focused AR software tools including a scalable SaaS platform, custom enterprise apps, content creation capabilities and an XR backend that we believe is highly competitive across a broad spectrum of targeted industries.”

“As Post Reality transitions toward enterprise deployment, it is critical that we enhance its business leadership to capture the significant opportunities in front of it, while maintaining its strong technological edge”, said Lyron Bentovim, President & CEO of The Glimpse Group. “I would like to thank Liron for his strong contribution in leading Post Reality to this inflection point, building a world-class, enterprise ready SaaS AR platform which is now poised for a strong go-to market push. In parallel, I would like to acknowledge Sam’s capabilities in scaling world-class technology companies. His expertise in leading global tech organizations and partnering with multinational and Fortune 500 companies should be of great value as Post Reality strives to become a market leader in the enterprise AR presentation space.”

About The Glimpse Group

The Glimpse Group (NASDAQ:VRAR, FSE:9DR) is a diversified Virtual and Augmented Reality platform company, comprised of multiple VR and AR software & services companies, and designed with the specific purpose of cultivating companies in the emerging VR/AR industry. Glimpse’s unique business model simplifies challenges faced by VR/AR companies and creates a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into the emerging VR/AR industry via a diversified platform. For more information on The Glimpse Group, please visit www.theglimpsegroup.com.

About Post Reality

Post Reality is an Augmented Reality solutions provider enabling users and organizations to effectively create, edit, and deploy personalized and specialized AR experiences and presentations. Offering a comprehensive, intuitive suite of AR design tools as well as bespoke AR white-label experiences, Post Reality is breaking new ground in AR functionality in the EdTech, academic presentation, and professional conference spaces. For more information on Post Reality, please visit www.postreality.io.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,”, “view,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Glimpse Contact

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

917-292-2685

maydan@theglimpsegroup.com

Investor Relations

Mark Schwalenberg, CFA

Director

MZ Group - North America

312-261-6430

Glimpse@mzgroup.us

www.mzgroup.us